EXHIBIT 10.24

Plumtree Software, Inc.
Independent Director Cash Compensation Plan

Annual Retainer Schedule

Category

Board Retainer Chairman Retainer Audit Committee Chairman Audit Committee Member Compensation Committee Chairman Compensation Committee Member Nominating Committee Chairman Nominating Committee Member	$30,000 25,000 25,000 10,000 15,000 10,000 10,000 7,500

All fees are paid quarterly in arrears. In addition, Plumtree reimburses directors for reasonable travel and other expenses incurred in attending meetings or participating in professional development and education activities. All changes to the 2005 Director’s Compensation Plan are effective April 1, 2005.